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EXHIBIT 99.1                    AUDITOR'S STATEMENT



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                                   KRAFTCPAS
                   KRAFT BROS., ESSTMAN, PATTON & HARREL, PLLC
                   CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS




March 31, 2004



First Southern Bancshares, Inc.
Court Street
Florence, Alabama


We are not able to complete the audit of the Company's consolidated financial statements as of and for the year ended December 31, 2003 in time for the Company's 10KSB to be filed timely. The audit process required additional time to complete. We anticipate completion of our procedures and issuance of our report on the financial statement in the near future, within fifteen days of the prescribed due date.




/s/ Kraft Bros., Esstman, Patton & Harrell, PLLC.